AMENDMENT NO. 2 TO FORM 1-A

TIER II OFFERING

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 25, 2020

SUBJECT TO COMPLETION

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such Final offering circular was filed may be obtained.

BRAIN SCIENTIFIC INC.

125 Wilbur Place, Suite 170

Bohemia, NY 11716

Phone: (917) 388-1578

Maximum of 1,111,111 Units,

Each Unit Consisting of Five (5) Shares of Common Stock, which equates to $1.80 per share, and

Warrant to Purchase One (1) Share of Common Stock

	Price to Public	Broker-Dealer discount and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons
Per Unit, each Unit consisting of five (5) shares of common stock, par value $0.001 and warrant to purchase one (1) share of common stock	$9.00	$0.09	$8.91	$-
Per share of common stock, par value $0.001, as included in the Unit	$-	$-	$-	$-
Per warrant to purchase one (1) share of common stock, par value $0.001, as included in the Unit	$-	$-	$-	$-
Total Maximum (3)	$10,000,000	$100,000	$9,900,000	$-

(1)	Brain Scientific Inc. (the “Company”) is offering units of its securities, each unit consisting of five shares of common stock, par value $0.001, and a warrant to purchase one share of common stock, par value $0.001. The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. This includes a 1% commission, but it does not include the one-time set-up fees payable by the Company to Dalmore. See “Plan of Distribution” for details.

(2)	The Company expects that, not including state filing fees, the maximum amount of expenses of the offering that it will pay will be approximately $227,000 assuming that the maximum number of Units are sold in this offering.
(3)	Including a maximum of 1,111,111 Units, consisting of a total of 5,555,556 shares of common stock, par value $0.001 per share, and warrants to purchase an aggregate of 1,111,111 shares of common stock, par value $0.001 per share.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) one hundred and eighty (180) days from the qualification of this circular or ______, 2021, or (3) the date at which the offering is earlier terminated by the Company at its sole discretion. Funds will be deposited into a segregated account maintained at Novation Solutions Inc. (O/A DealMaker, hereinafter “DealMaker”), who acts as the funds collection agent for the Offering. Dealmaker is an online platform administering this Offering for the benefit of the Company. The Offering is being conducted on a best-efforts basis with the targeted maximum offering amount (the “Maximum Offering Amount”) of $10,000,000. There is no minimum offering amount in this Offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company assuming the Company has accepted the investors’ subscription for the Units. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 2.

Sales of these securities will commence on approximately _______, 2020.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this offering circular is_______ __, 2020.

EXPLANATORY NOTE

The purpose of this Amendment No.2 to the Form 1-A and accompanying Offering Circular is to re-file certain exhibits (Exhibits 6.1, 7.1 and 12.1) included herewith. Accordingly, the Company has not made any changes other than to those exhibits and accordingly only the modified exhibits are included herein.

PART III—EXHIBITS

Exhibit	Description
2.1	Agreement and Plan of Merger and Reorganization by and among Brain Scientific Inc., ASGI Acquisition Company and Memory MD, Inc. dated as of September 21, 2018 (Incorporated by reference to Form 8-K filed on September 27, 2018)
3.1	Amended and Restated Certificate of Incorporation of Brain Scientific Inc. (Incorporated by reference to Form 8-K filed on September 24, 2018)
3.2	Amended and Restated By-Laws of Brain Scientific Inc. (Incorporated by reference to Form 8-K filed on September 27, 2018)
4.1	Form of the Subscription Agreement for the Offering
4.2	Form of the Warrant Agreement
6.1*	Broker-Dealer Agreement between Brain Scientific Inc. and Dalmore Group, LLC
6.2*	Software As A Service Agreement between Brain Scientific Inc. and Novation Solutions Inc. (O/A DealMaker)
6.3	Patent Assignment and License Back Agreement, dated May 2018, by and among Boris Goldstein, Dmitriy Prilutskiy, Stanislav Zabodaev, Memory MD, Inc. and (c) Medical Computer Systems Ltd. (Incorporated by Form 8-K filed on September 27, 2018)
6.4	Agreement, dated as of September 21, 2018, between Brain Scientific Inc. and Amer Samad (Incorporated by reference to Form 8-K filed on September 27, 2018)
6.5	Sublease Agreement dated as of May 9, 2017 by and between Memory MD, Inc. and Nano Graphene Inc. (Incorporated by reference to Form 8-K filed on September 27, 2018)
6.6	2018 Equity Incentive Plan (Incorporated by reference to Form 8-K filed on September 27, 2018)
6.7	Form of Stock Option Award Agreement pursuant to 2018 Equity Incentive Plan (Incorporated by reference to Form 8-K filed on September 27, 2018)
6.8	Assignment and Assumption Agreement (Incorporated by reference to Form 8-K filed on September 27, 2018)
6.9	Jesse W. Crowne Employment Agreement (Incorporated by reference to Form 8-K filed on January 30, 2019)
6.10	Form of Subscription Agreement (Incorporated by reference to Form 8-K filed on February 11, 2019)
6.11	Form of Note (Incorporated by reference to Form 8-K filed on February 11, 2019)
6.12	Form of Placement Agent Warrant (incorporated by reference to Form 10-K filed April 1, 2019)
6.13	Form of Subscription Agreement (incorporated by reference to Form 8-K filed October 25, 2019)
6.14	Form of Note (incorporated by reference to Form 8-K filed October 25, 2019)
6.15	Allonge to Convertible Promissory Note dated February 28, 2020 ($130,000 (incorporated by reference to 8-K filed March 5, 2020)
6.16	Allonge to Convertible Promissory Note dated February 28, 2020 ($100,000 (incorporated by reference to 8-K filed March 5, 2020)
6.17	Employment Agreement between the Company and Boris Goldstein (incorporated by reference to 10-K filed March 31, 2020)
6.18	Employment Agreement between the Company and Vadim Sakharov (incorporated by reference to 10-K filed March 31, 2020)
6.19	Securities Purchase Agreement between the Company and Auctus Fund, LLC dated September 22, 2020 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on September 23, 2020)
6.20	Form of Promissory Note issued to Auctus Fund, LLC (incorporated by reference to Exhibit 10.2 to Form 8-K filed on September 23, 2020)
6.21	Form of Common Stock Purchase Warrant A held by Auctus Fund, LLC (incorporated by reference to Exhibit 10.3 to Form 8-K filed on September 23, 2020)
6.22	Form of Common Stock Purchase Warrant B held by Auctus Fund, LLC (incorporated by reference to Exhibit 10.3 to Form 8-K filed on September 23, 2020)
11.1	Consent of Sadler, Gibb & Associates, LLC
11.2	Consent of Sichenzia Ross Ference LLP (included in Exhibit 12.1)
12.1*	Opinion of Sichenzia Ross Ference LLP
21.1	Subsidiaries (Incorporated by Reference to the Registrant’s Current Report on Form 8-K filed on September 27, 2018)

* Filed Herewith.

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SIGNATURES

Brain Scientific Inc.

By:	/s/ Boris Goldstein
Name:	Boris Goldstein
Title:	Chairman of the Board and Executive Vice President (Principal Executive Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Boris Goldstein	November 24, 2020
Boris Goldstein
Chairman of the Board and Executive Vice President (Principal Executive Officer)

/s/ Mark Corrao	November 24, 2020
Mark Corrao
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Nickolay Kukekov	November 24, 2020
Nickolay Kukekov
Director

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